Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS $3 MILLION FIRST QUARTER 2005

REVENUE FORECAST; BACKLOG FOR SECOND QUARTER BUILDING

Elk Grove Village, IL (February 25, 2005) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of RF management and interference-control solutions for the wireless telecommunications industry, forecast First Quarter 2005 revenue to be approximately $3 million. In addition, the Company reported backlog activity for the Second Quarter 2005.

“I’m pleased to report that we have already delivered more product during this quarter than ever before,” said Mr. John Thode, President and CEO of ISCO. “By next week, deliveries for the First Quarter 2005 should match all of 2004, and we expect that number to grow as we finish the quarter. As expected, we are already seeing continued customer order activity for Second Quarter 2005 delivery, in conjunction with customer project plans. ISCO offers tremendous value to wireless operators as they address the need to integrate disparate technologies, accommodate data applications, and maintain and improve overall network performance.”

An investor conference call will be held today at 4pm eastern. To participate in the call, dial 1-877-707-9628 (or 1-785-832-1508). The conference name is “ISCO.” The call will be replayed for 30 days at 1-800-934-3942 (or 1-402-220-1162). The link for the webcast is on the Company’s web site (www.iscointl.com).

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to protect its intellectual property; market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the risk of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com